Fuel Systems Solutions Reports First Quarter 2013 Results

First Quarter Revenue of $98.6 Million

Operating Income of $1.1 Million; Pretax Income of $0.8 Million

NEW YORK, N.Y., May 8, 2013 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its first quarter ended March 31, 2013.

Mariano Costamagna, Fuel Systems' CEO, said, "First quarter revenues were largely as anticipated as we focused on efficient execution and continued innovation. In our Automotive segment, DOEM conversions, particularly in Italy and the US were solid, offset to some degree by weaker aftermarket sales as our marketplaces become increasingly competitive amid a tough global economy. We are promoting our premier brand position in the aftermarket by working closely with our dealer network to communicate our value proposition and by investing in new products that broaden our solutions offering. Our Industrial segment saw softer sales from heavy duty commercial vehicles, while APU and engine volumes were stronger. We remain focused for this year on managing costs to maximize profitability while further investing in advancing our brand presences and technological leadership and adding to our customer relationships around the world."

First Quarter 2013 Financial Results

Revenue for the first quarter of 2013 was $98.6 million compared to $97.4 million in the first quarter of 2012. Automotive revenue increased $3.0 million primarily reflecting DOEM and OEM increases in Europe, offset partially by softer aftermarket trends in global markets. Industrial revenue decreased $1.8 million primarily reflecting lower heavy duty volumes in Asia offset by higher APU and engine sales in North America. Included in the above results is the impact of foreign exchange, which negatively impacted revenues by $0.2 million in the first quarter of 2013.

Gross profit for the first quarter of 2013 was $21.6 million, or 21.9% of revenue, compared to $22.6 million, or 23.2% of revenue in the first quarter of 2012, reflecting changes in the sales mix. Operating income for the first quarter of 2013 totaled $1.1 million, or 1.2% of revenue, compared to an operating income of $1.0 million, or 1.1% of revenue, in the first quarter of 2012, reflecting the lower gross profit offset by a modest decrease in operating expenses.

EBITDA for the first quarter of 2013 was $4.4 million, or 4.4% of revenue, compared to $5.4 million, or 5.5% of revenue, in the first quarter of 2012, primarily reflecting the abovementioned revenue and cost variances. EBITDA is a non-GAAP measure. See "Non-GAAP Measures" below for a discussion of this metric.

Income before tax for the first quarter of 2013 was $0.8 million, or 0.8% compared to $0.9 million or 0.9% for the first quarter of 2012. The tax rate for the first quarter of 2013 was 189% compared to 231% in the prior year first quarter. The Company operates in an international environment with significant operations in various locations outside of the United States which have statutory tax rates that are different from the US tax rate. Accordingly the consolidated income tax rate is a composite rate reflecting the earnings in various locations and the applicable rates. The unusually high income tax rates are primarily a result of the fluctuation of earnings in various jurisdictions and losses incurred in the US and certain foreign jurisdictions for which no tax benefits have been recorded. The Company expects its effective tax rate for 2013 to be approximately 54%.

Net loss for the first quarter of 2013 was $0.7 million, or $0.04 per diluted share, compared to net loss of $1.2 million, or $0.06 per diluted share, in the first quarter of 2012.

A table presenting historical reclassified operating segment data can be found in the tables contained at the end of this release.

FSS Automotive Operations

FSS Automotive first quarter 2013 revenue was $66.7 million, compared to $63.7 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was a positive $0.4 million; in constant currency, first quarter FSS Automotive revenue increased 4.0%, reflecting DOEM and OEM increases in Europe. FSS Automotive first quarter 2013 operating income was $0.3 million, compared to an operating loss of $1.4 million in the same period a year ago. FSS Automotive first quarter 2013 EBITDA was $3.3 million, compared to $2.1 million a year ago.

FSS Industrial Operations

Revenue from FSS Industrial was $31.9 million compared to $33.7 million the same quarter a year ago. The impact of foreign exchange on FSS Industrial was a negative $0.6 million; in constant currency, first quarter FSS Industrial revenue decreased 3.5%, primarily reflecting lower revenue from the heavy duty business in Asia. FSS Industrial first quarter 2013 operating income was $2.5 million, compared to operating income of $4.6 million in the same period a year ago. FSS Industrial first quarter 2013 EBITDA was $2.7 million, compared to $5.5 million a year ago, which reflects the above-mentioned revenue reduction in Asia and an overall change in the business mix.

Company Outlook

The Company is reaffirming its previous outlook and continues to expect full year 2013 revenue to be between $400 million and $420 million, 2013 gross margin of 21% to 23%, and 2013 operating margin of 2% to 4%. This outlook is based upon the following expectations:

  Automotive operations - growth in OEM and DOEM programs, particularly in the US and Italy, combined with contributions from Asia and Latin American automotive markets; partially offset by a slower transportation aftermarket given increasingly aggressive competition in developing countries and Europe.
  Industrial operations - growth in APU market, aided by the launch of new battery products; slight growth in stationery equipment and mobile industrial markets overall with a mix of stable and weaker geographies.
  A comparable margin performance in 2013 relative to 2012 as the Company focuses on achieving greater operational efficiencies given some margin compression expected from an increasingly competitive environment; continued selected investments in key leading edge technologies.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems' results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading "Non-GAAP FINANCIAL MEASURE RECONCILIATION." EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: Net Income attributable to non-controlling interest; Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes. Fuel Systems' management believes this non-GAAP financial measure offers additional insight into the Company's ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems' operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, May 8th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its first quarter 2013 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 57139822. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.fuelsystemssolutions.com/. A telephone replay will be available until midnight Eastern Time on May 13th by dialing 855-859-2056 or 404-537-3406 and entering pass code 57139822. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2013, as well as its position in the market place, the success of its products and its effective tax rate for the year. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to a further slowing of economic activity, our ability to reduce our cost structure and expenses as anticipated; the unpredictable nature of the developing alternative fuel US automotive market; the availability of gaseous fueling infrastructure in our markets globally; unanticipated economic uncertainties caused by political instability in certain of the local markets we do business in; the growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to promptly realign costs with current market conditions; unanticipated litigations; differences in the tax policies of each country from which the Company derives income that would impact our effective tax rate; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the continued weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2012. The Company does not undertake to update or revise any of its forward-looking statements.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

  Tables Follow -

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$68,051	$75,675
Accounts receivable, less allowance for doubtful accounts of $4,050 and $4,349 at March 31, 2013 and December 31, 2012, respectively	75,872	75,191
Inventories	106,401	104,056
Deferred tax assets, net	8,355	7,999
Other current assets	17,178	14,815
Related party receivables	5,822	5,205
Total current assets	281,679	282,941
Equipment and leasehold improvements, net	56,665	59,368
Goodwill, net	47,780	49,218
Deferred tax assets, net	4,749	5,008
Intangible assets, net	14,015	15,186
Other assets	1,267	861
Long-term investments	12,606	7,236
Total Assets	$418,761	$419,818
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$51,447	$42,483
Accrued expenses	40,261	42,156
Income taxes payable	4,078	2,804
Current portion of term loans and debt	303	308
Deferred tax liabilities, net	163	305
Related party payables	4,019	4,100
Total current liabilities	100,271	92,156
Term and other loans	659	713
Other liabilities	8,263	8,354
Deferred tax liabilities, net	1,636	1,548
Total Liabilities	110,829	102,771
Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at March 31, 2013 and December 31, 2012	-	-
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,061,887 issued and 20,053,888 outstanding at March 31, 2013; and 20,061,887 issued and 20,039,020 outstanding at December 31, 2012	20	20
Additional paid-in capital	319,746	319,667
Shares held in treasury, 7,999 shares at March 31, 2013 and December 31, 2012	(294)	(305)
Accumulated Deficit	(1,000)	(275)
Accumulated other comprehensive loss	(10,540)	(2,060)
Total Equity	307,932	317,047
Total Liabilities and Equity	$418,761	$419,818

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenue	$98,600	$97,390
Cost of revenue	76,982	74,828
Gross profit	21,618	22,562
Operating expenses:
Research and development expense	6,525	6,900
Selling, general and administrative expense	13,956	14,620
Total operating expenses	20,481	21,520
Operating income	1,137	1,042
Other expense, net	(335)	(207)
Interest income, net	16	80
Income from operations before income taxes and non-controlling interest	818	915
Income tax expense	(1,543)	(2,117)
Net loss attributable to Fuel Systems Solutions, Inc.	$(725)	$(1,202)
Net loss per share attributable to Fuel Systems Solutions, Inc:
Basic	$(0.04)	$(0.06)
Diluted	$(0.04)	$(0.06)
Number of shares used in per share calculation:
Basic	20,049,428	20,014,318
Diluted	20,049,428	20,014,318

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(725)	$(1,202)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Depreciation and other amortization	2,755	2,588
Amortization of intangibles arising from acquisitions	826	1,955
Provision for doubtful accounts	-	236
Write down of inventory	100	40
Deferred income taxes	(484)	(379)
Unrealized loss (gain) on foreign exchange transactions	795	(95)
Compensation expense related to equity awards	79	301
(Gain) loss on disposal of equipment and other assets	(415)	294
Reduction of contingent consideration	(406)	-
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable	(2,873)	(10,252)
Increase in inventories	(5,482)	(4,021)
(Increase) decrease in other current assets	(2,771)	208
(Increase) decrease in other assets	(640)	83
Increase (decrease) in accounts payable	10,920	(4,420)
Increase (decrease) in income taxes payable	1,433	(599)
(Decrease) increase in accrued expenses	(426)	2,166
Increase (decrease) in long-term liabilities	95	(260)
Receivables from/payables to related party, net	(805)	395
Net cash provided by (used in) operating activities	1,976	(12,962)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,330)	(3,811)
Purchase of investments	(12,626)	(11,930)
Sale of investments	6,753	-
Acquisition, net of cash acquired	-	(5,017)
Amount in restricted cash for acquisition of non-controlling interest	-	2,820
Other	75	37
Net cash used in investing activities	(8,128)	(17,901)

Cash flows from financing activities:
Decrease in callable revolving lines of credit, net	-	(1,121)
Payments on term loans and other loans	(34)	(39)
Acquisition of non-controlling interest	-	(2,820)
Other	11	18
Net cash used in financing activities	(23)	(3,962)
Net decrease in cash and cash equivalents	(6,175)	(34,825)
Effect of exchange rate changes on cash	(1,449)	1,029
Net decrease in cash and cash equivalents	(7,624)	(33,796)
Cash and cash equivalents at beginning of period	75,675	96,740
Cash and cash equivalents at end of period	$68,051	$62,944

FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenue:
FSS Industrial	$31,946	$33,731
FSS Automotive	66,654	63,659
Total	$98,600	$97,390

	Three Months Ended
	March 31,
	2013	2012
Operating Income (Loss):
FSS Industrial	$2,462	$4,630
FSS Automotive	262	(1,368)
Corporate Expenses (1)	(1,587)	(2,220)
Total	$1,137	$1,042

(1) Represents corporate expense not allocated to either of the business segments.

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION

(In thousands) (Unaudited)

	Three Months Ended
	March 31,
Segment EBITDA:	2013	2012

FSS Industrial	$2,663	$5,527
FSS Automotive	3,288	2,068
Corporate and Other	(1,568)	(2,217)

Total EBITDA (Non-GAAP)	$4,383	$5,378

Reconciliation:

Interest income, net	16	80
Provision for Income taxes	(1,543)	(2,117)
Depreciation & Amortization	(3,581)	(4,543)

Net Loss attributable to Fuel Systems Solutions, Inc.	$(725)	$(1,202)